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                                                           EXHIBIT 23.3(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
MISSCO Corporation:

We consent to the inclusion in this registration statement on Form S-4 of U.S. Office Products Company of our report dated June 30, 1995 with respect to the balance sheets of MISSCO Corporation - Commercial Division as of March 31, 1994 and 1995 and the related statements of operations, divisional equity (deficit) and cash flows for the year ended June 30, 1993, the nine-month period ended March 31, 1994 and the year ended March 31, 1995, and to the reference to our firm under the heading "Experts" in the registration statement.




Jackson, Mississippi                        /s/ KPMG Peat Marwick LLP
September 24, 1996                          KPMG Peat Marwick LLP